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                                                                    Exhibit 11.0

                          Inmac Corp. and Subsidiaries
                Statement of Computation of Net Income Per Share

                (in thousands, except net income per share data)

                                                         For the Year Ended
                                            --------------------------------------------
                                               July 29,        July 30,       July 31,
                                                1995            1994            1993
                                             ----------      ----------      ----------
Net Income                                    $  4,531        $  1,816        $(13,877)
                                              ========        ========        ========
Weighted average number
     of common shares
     outstanding                                10,190           9,956           9,464

Weighted average common
     equivalent shares - stock options
     and stock purchase warrant                    560             875            --
                                              --------        --------        --------
Weighted average common and
     common equivalent shares
     outstanding                                10,750          10,831           9,464
                                              ========        ========        ========
Net income per common and
     common equivalent share                  $   0.42        $   0.17        $  (1.47)
                                              ========        ========        ========